Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Index: Citi Dynamic Asset Selector 5 Excess Return Index (Ticker: CIISDA5N) Pricing date: April 25, 2023 Valuation dates: April 25, 2024, April 25, 2025, April 27, 2026, April 26, 2027, April 25, 2028, April 25, 2029 and April 25, 2030 Maturity date: April 30, 2030 Automatic early redemption: If on any valuation date prior to the final valuation date the closing level of the index is greater than or equal to the applicable premium threshold level, the securities will be automatically redeemed for $1,000 plus the applicable premium Premium threshold level: 100.50% of the initial index level on the first valuation date, increasing by 0.50% on each subsequent valuation date Premium: At least 9.00% times the number of years having elapsed* CUSIP / ISIN: 17331HGB6 / US17331HGB69 Initial index level: The closing level of the index on the pricing date Final index level: The closing level of the index on the final valuation date Index return: (final index level - initial index level) / initial index level Return amount: • If the final index level is greater than the initial index level: $1,000 ᱢ index return ᱢ upside participation rate • If the final index level is less than or equal to the initial index level: $0 Upside participation rate: 100% Payment at maturity (if not autocalled): $1,000 + return amount (if any) If the securities are not automatically redeemed prior to maturity and the final index level is less than or equal to the initial index level, you will be repaid your stated principal amount at maturity but will not receive any premium or return amount. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing supplement: Preliminary Pricing Supplement dated March 30, 2023 * The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 7 Year Autocallable Citi Dynamic Asset Selector 5 Excess Return Index Securities Valuation Date on which Index Exceeds Premium Threshold Level Premium T h r e sh o l d Level*** Premium Hypothetical Payment at Early R ede m p t i on Year 1 100.50% 9.00% $1,090.00 Year 2 101.00% 18.00% $1,180.00 Year 3 101.50% 27.00% $1,270.00 Year 4 102.00% 36.00% $1,360.00 Year 5 102.50% 45.00% $1,450.00 Year 6 103.00% 54.00% $1,540.00 ** This hypothetical table assumes that the premium will be set at the minimum value indicated in this offering summary. *** Percentage of Initial Index Level If the closing level of the Index is not greater than or equal to the applicable premium threshold level on any valuation date prior to the final valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium. Hypothetical Payment at Early Redemption ** Hypothetical Payment at Maturity**** $ 2 , 0 0 0 $ 1 , 8 0 0 $ 1 , 6 0 0 $ 1 , 4 0 0 $ 1 , 2 0 0 $ 1 , 0 0 0 $ 8 0 0 $ 6 0 0 $ 4 0 0 $ 2 0 0 $0 - 1 0 0% 5 0% 7 5% 1 0 0 % Payment at Maturity - 7 5% - 5 0% - 2 5% 0% 2 5 % Underlying Return The Underlying The Securities **** If not automatically redeemed prior to maturity

Constituent Underlying Futures Contract Reference Asset S&P 500 Futures Excess Return Index (“U.S. Equity Futures Constituent”) E - mini S&P 500 Futures S&P 500 Index S&P 10 - Year U.S. Treasury Note Futures Excess Return Index (“U.S. Treasury Futures Constituent”) 10 - Year U.S. Treasury Note Futures 10 - Year U.S. Treasury Notes Signals Market Regime Selected Portfolio Trend Signal: Upward Volatility Signal: ≤ 15% Stable - Trending Up Equity - Focused Portfolio » U.S. Equity Futures Constituent: 66.66% » U.S. Treasury Futures Constituent: 33.33% Trend Signal: Upward Volatility Signal: > 15% Unstable - Trending Up Intermediate Portfolio » U.S. Equity Futures Constituent: 33.33% » U.S. Treasury Futures Constituent: 66.66% Trend Signal: Downward Volatility Signal: ≤ 15% Stable - Trending Down Trend Signal: Downward Volatility Signal: > 15% U nst a bl e - T re ndin g Down Treasury Portfolio » U.S. Equity Futures Constituent: 0.00% » U.S. Treasury Futures Constituent: 100.00% Selected Risks • You may not receive any return on your investment in the securities. • Your potential return on the securities in connection with an automatic early redemption is limited. • The term of the securities may be as short as one year. • Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the securities are not automatically redeemed prior to maturity or if the Index declines or does not appreciate sufficiently from the initial index level to the final index level. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The Index is a trend - following index and is subject to the limitations inherent in all trend - following methodologies, including the fact that past performance is no guarantee of future performance. Furthermore, the Index’s trend - following methodology may be unsuccessful even if past trends do prove to be indicative of future performance, because the Trend Signal may not accurately capture the trend or the Index may not change its Selected Portfolio quickly enough in response to changes in the Market Regime. • Each Constituent is a futures - based index and is therefore expected to reflect the implicit cost of a financed position in its Reference Asset. This implicit financing cost will adversely affect the level of each Constituent and cause each Constituent to underperform its Reference Asset. Any increase in market interest rates will be expected to increase this implicit financing cost and will further adversely affect the performance of the Constituents and, therefore, the performance of the Index. • The Index rules limit the exposure the Index may have to the U.S. Equity Futures Constituent and, as a result, the Index is likely to significantly underperform equities in rising equity markets. • The Index will have significant exposure to the U.S. Treasury Futures Constituent, which has limited return potential and significant downside potential, particularly in times of rising interest rates. • The volatility - targeting feature significantly reduces the potential for Index gains . At any time when the Index has less than 100 % exposure to the Selected Portfolio, the Index will participate in only a limited degree of the performance of the Selected Portfolio . • The Index’s allocation methodology may not be successful if the U . S . Equity Futures Constituent and the U . S . Treasury Futures Constituent decline at the same time . • The Index may fail to maintain its volatility target. Because there is a time lag inherent in the Index’s volatility targeting feature, the Index may retain significant exposure to the U.S. Equity Futures Constituent long after a period of heightened volatility has begun, which may result in significant Index declines. • The performance of the Index will be reduced by an index fee. • The Index was launched on June 13, 2016 and, therefore, has a limited performance history. • The Index follows fixed rules and will not be actively managed. The above summary of selected risks does not describe all of the risks associated with an investment in the securities . You should read the preliminary pricing supplement and index supplement for a more complete description of risks relating to the securities . Key Features of the Index • Created by Citigroup Global Markets Limited and launched on June 13, 2016. • Tracks the hypothetical performance of a rules - based investment methodology that, on each Index Business Day, seeks to identify current U.S. equity market conditions as falling within one of four possible “Market Regimes” based on trend and volatility Signals. Depending on the identified Market Regime, Index exposure is allocated to one of three possible hypothetical investment “Portfolios”, each consisting of varying degrees of exposure to the following two “Constituents”: • Each Constituent tracks a hypothetical investment, rolled quarterly, in the nearest - to - expiration futures contract on the Reference Asset indicated in the table above. • The Index relies on backward - looking trend and volatility Signals to determine which Market Regime is currently in effect and, in turn, which Portfolio to track until there is a change in the Market Regime (the Portfolio tracked at any time referred to as the “Selected Portfolio”). • On each Index Business Day, the Index calculates: • Trend Signal : The trend of the performance of the U.S. Equity Futures Constituent over a look - back period of 21 Index Business Days (approximately one month), measured by a linear regression methodology. The Trend Signal will be either “upward” or “downward”. • Volatility Signal : The realized volatility of the U.S. Equity Futures Constituent over a lookback period of 63 Index Business Days (approximately three months). • The following table indicates the Market Regime that will be identified for each possible combination of Signals and, for each Market Regime, the corresponding Portfolio that will be selected as the Selected Portfolio to be tracked until the next change in Market Regime. • If the Trend Signal fails to meet a test of statistical significance, then a change in Market Regime will not occur and the Selected Portfolio will not change, even if the Signals otherwise call for a change. • Index fee of 0.85% per annum is deducted daily from Index performance. • “Volatility target” feature may reduce Index exposure to Selected Portfolio if and as necessary to maintain a 21 - day realized volatility ≤ 5%. If the Index exposure to the Selected Portfolio is less than 100%, the difference will be hypothetically allocated to cash (accruing no interest). Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, index supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, index supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.